Exhibit 10.31

AMENDMENT NO. 1 TO THE
TECHNOLOGY TRANSFER, VALIDATION AND
COMMERCIAL FILL/FINISH SERVICES AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of December 18th, 2020 (the “Amendment Effective Date”), by and between Revance Therapeutics, Inc., (“Client”), and Ajinomoto Althea, Inc., dba Aji Bio-Pharma Services (“ABPS”).
WHEREAS, Client, and ABPS are parties to that certain Technology Transfer, Validation and Commercial Fill/Finish Services Agreement with an Effective Date of 14 November 2017 (the “Agreement”); and
WHEREAS, the parties desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement is amended as follows:
A.Unless otherwise defined herein, capitalized terms used in this Amendment shall have the respective meanings ascribed thereto in the Agreement.
B.All references in the Agreement to “Althea” are changed to “ABPS”
C.The following sections are hereby amended to read, in their entirety, as follows:
1.4 “Bulk Compound” shall mean the drug substance or active pharmaceutical ingredient of Client Product.

1.11 "Dedicated Capacity” and “Obligated Capacity” shall have the meanings set forth in the SOW.

2.2 Validation & Quality. ABPS shall validate equipment (as applicable) and the Production process according to the validation protocol(s) approved by both parties in advance. Such validation protocol(s) and timeline shall be included in the SOW. [*] validation services as set forth in the SOW. ABPS shall conduct required in process and release testing in accordance with product Specifications and cGMP and with the Quality Agreement. ABPS shall Produce each Batch in accordance with approved MBR and cGMP requirements, and shall provide a Certificate of Analysis and/or Certificate of Compliance, as applicable, upon release of each Batch. ABPS shall maintain customary bills of material/Batch records in accordance with its SOPs and the Quality Agreement. Subject to [*], the final disposition of Client Product [*] after all release tests have been completed [*] and a Certificate of Analysis is approved.

2.4 (a) On or before the first day of each calendar month and at least [*] days prior to the first Fill Date (defined below), Client shall furnish to ABPS a [*] forecast of the Batch quantities of Client Product and their requested Fill Dates that Client intends to order from ABPS in each month during such period ("Rolling Forecast"). Forecasts shall be consistent with the Obligated Capacity commitment set forth in the SOW.

2.4 (b) Client shall from time to time submit purchase orders based on the Rolling Forecast that specify, at a minimum, the actual number of Batches to be Produced, the process scale for each Batch and the requested Fill Date (defined below) for each Batch. Such purchase orders shall be submitted at least [*] days prior to the earliest date for completion of the fill step for any Batch in the order (“Fill Date”), and shall become binding upon acceptance by ABPS. ABPS shall notify Client of acceptance or rejection of a purchase order within [*] business days of receipt. Production for which any signed agreement(s), change order, purchase order or prepayment is not received with the above-prescribed lead time, if agreed to by ABPS, shall incur a minimum expediting fee of [*]. Purchase orders shall be placed in
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

compliance with the Obligated Capacity, otherwise Client will be invoiced for any shortfall as set forth in the SOW. In the event purchase orders do not [*], ABPS may require [*] set forth in the SOW.

2.4 (c) ABPS shall maintain and make available the Dedicated Capacity to meet purchase orders placed by Client pursuant to the terms of this Agreement, and ABPS will not utilize the Dedicated Capacity of the relevant manufacturing line(s) for any other customer at such times and in such manner that would make such Dedicated Capacity unavailable to Client for Production to meet Fill Dates.

2.4 (d) Joint Steering Committee. Promptly following the Effective Date, the parties shall establish a joint steering committee (the “JSC”) made up of three (3) members from each party to meet (in person and/or telephonically/electronically) not less than once per calendar quarter during the Term. Each Party will be responsible for its internal decision-making process and for informing the other Party in writing of decisions made affecting the development, manufacturing and/or supply of the Product in a regular and timely manner and in no event less than [*] days before acting on the decision unless consented to by the other Party. The JSC shall be responsible for monitoring the manufacturing demand for the Client Products, for managing the progress of any technology transfer plans, validation, and all other activities of this Agreement, for ascertaining and discussing in good faith capacity constraints and options for meeting Client’s long-term capacity demand needs, including and changes to the Obligated Capacity on the relevant manufacturing line(s), or the construction of new manufacturing line(s). For clarity, quality review issues will be addressed by the parties in accordance with the procedures set forth in the Quality Agreement.

2.5 Delays & Yields:

(a) The parties acknowledge and agree that all Production timelines and target yields are approximate and subject to risks and uncertainties inherent, for example, in technology transfer and the biopharmaceutical industry generally and in the Production materials and technologies. Except for the remedies for delays set forth in (b) below, ABPS shall not be responsible for timeline delays or revisions or lower than expected yields unless (i) such delays or lower yields are caused by ABPS’s negligence or willful misconduct or failure to use commercially reasonable efforts and (ii) the relevant binding yield or timeline is set forth in the SOW, and the binding yield or timeline and applicable tolerance and remedies are set forth in the SOW, and in all cases subject to Article 12. Specifically and without limitation, ABPS is not responsible for delays due to lack of delivery or delays in reviews, approvals, information, documents, (pre)payments or other items to be supplied by Client or its selected vendors, nor for delays caused by delivery delays, variation from Specifications or variable performance of Bulk Compound or other Components (except in the event of ABPS’s negligence or willful misconduct as set forth in section 2.9(a)). The parties agree to negotiate in good faith an appropriate yield target, tolerances and minimum obligation per Batch following the validation of Client’s process and the subsequent Production and release of [*] Batches of Client Product, along with Batch price adjustments (up or down) in the event of a shortfall due to the fault of ABPS, or in the event of excess or below minimum yield. To minimize delays, ABPS will maintain such Component management activities as are described in an SOW.
(b) Any Batch (i) for which the Bulk Compound was received by ABPS at least [*] days prior to the Fill Date (ii) whose Fill Date is later than the Fill Date scheduled in a timely-received and accepted purchase order and (iii) which lateness [*] will be considered an “ABPS Delay”. An ABPS Delay shall be measured as the number of days the Fill Date is delayed from the accepted Fill Date. ABPS will provide a percentage discount on the Purchase Price in the SOW (excluding Components costs) for the Batch(es) affected by an ABPS Delay according to the following table:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

ABPS Delay	Discount
[*] to [*] days delay	[*]%
[*] to [*] days delay	[*]%
[*] to [*] days delay	[*]%
[*] days or more delay	[*]%

2.7 Delivery Terms: ABPS shall ship all Client Product to Client or to Client's designated consignee in accordance with Client instructions received under Section 2.12(b). All shipments shall be shipped EXW (INCOTERMS 2010) ABPS’s Facility (ABPS is “Seller” and Client is “Buyer” for purposes of INCOTERMS for Client Product shipments), by a common carrier selected by ABPS, at Client’s expense. Client shall procure, at its cost, insurance covering damage or loss of Client Product during all times at which Client has risk of loss. All shipping instructions of Client shall be accompanied by the name and address of the recipient and the shipping date.

2.9 (a) Except for Client-Supplied Components as provided in Section 2.10, ABPS will make recommendations regarding Components and vendors, however Client assumes responsibility for selection, fitness and conformity of all Components for Client Product, except non-conformity caused by the negligence or willful misconduct of ABPS. ABPS shall supply or cause its suppliers to provide, a Certificate of Analysis confirming testing against Specifications, in accordance with the Quality Agreement. ABPS shall procure ABPS-Supplied Components and maintain supplies on the basis of the Rolling Forecast. Should Production fail to use ABPS-Supplied Components procured and maintained on the basis of the Rolling Forecast, Client shall pay for the unused/unusable ABPS-Supplied Components at the earlier of the expiration of said Components or notification to ABPS of the intent to terminate this Agreement, to cancel Production or to decrease or reschedule Production such that Components will be unused or expired.

2.9 (b) ABPS is responsible for the initial qualification of third party suppliers of ABPS-Supplied Components as set forth in the Quality Agreement. ABPS will not use Components that do not meet specified testing per agreed Specifications as documented in approved Raw Material Specification documents.

2.10 Supply of Bulk Compound and Peptide; Other Client-Supplied Components. Client shall supply to ABPS for use in Production, at Client’s sole cost, the Bulk Compound and Peptide and any other Client-Supplied Components set forth in the SOW in quantities sufficient to meet Client’s forecast and order requirements for each Client Product as set forth in Section 2.4. As provided in Section 2.9, ABPS shall be responsible for procuring the ABPS-Supplied Components, although Client reserves the right to supply packaging materials from its own stocks to ABPS. The Bulk Compound, Peptides and other Client-Supplied Components, if any, will be delivered to ABPS DDP (INCOTERMS 2010) ABPS’s Facility (Client is the “Seller” and ABPS is the “Buyer” for purposes of INCOTERMS for these items). Client shall ensure that the Bulk Compound and Peptide and any other Client-Supplied Components provided under this Agreement meet applicable Specifications, have been manufactured in accordance with Regulations, and conform to all other applicable requirements of relevant Regulatory Authorities. Client shall supply a Certificate of Analysis confirming that the standards set forth in the preceding sentence have been met. Upon receipt of the Bulk Compound and Peptide, ABPS shall conduct identification testing only. ABPS shall use the Bulk Compound and Peptide and other Client-Supplied Components solely and exclusively for Production under this Agreement.

2.12 (b) Within [*] days of Client’s receipt of ABPS’s Batch release documentation under Section 5.1, Client shall notify ABPS as to whether to return, retain or dispose of remaining Client-Supplied Components, and shall provide shipping instructions for Client Product. Regardless of location or contemplated or actual further processing of Client Product Batch(es), title and risk of loss for Client Product shall pass to Client on the earliest of (i) expiration of such [*]-day period, or resolution of a rejected Product dispute under Section 5.1(c), whichever is later; or (ii) release by Client; or (iii) shipment of such materials to Client or its designee. If case (i) or (ii) occurs before shipment ABPS will begin assessing a storage fee for all such materials at the price set forth in the SOW, or, if none, at
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

ABPS’s then-current rates. Storage fees may also be assessed, beginning [*] days after cessation or interruption of Production, for retained Client-Supplied Components and Client equipment. Storage may be at ABPS’s or its qualified subcontractors’ storage facilities. If ABPS is storing any of the foregoing items for Client, ABPS may destroy such items at Client’s expense, upon [*] days’ notice of intent to destroy and opportunity to take delivery prior to the scheduled shipment for destruction.

2.15 Competing Products. During the Term, ABPS agrees that it shall not manufacture a Competing Product for any party other than Client [*]. As used herein, “Competing Products” means [*].

3.2 (c) Termination for Convenience: Client shall have the right to terminate this Agreement, without cause, with [*] written notice to ABPS, subject to payment of amounts due under Sections 2.9(a), 3.2(e) and 3.3 below. ABPS shall have the right to terminate this Agreement, without cause, with [*] written notice to Client. For clarity, both parties must fulfill their obligations that accrue during the notice period, including any Dedicated Capacity, Obligated Capacity and related take or pay obligations set forth in the SOW.

3.3 Payments on Cancellation or Rescheduling: In the event of Client’s cancellation or rescheduling of Batch(es), after ABPS acceptance of the relevant purchase order(s), or due to Client’s acts, omissions or delays, or cancellations or delays due to factors beyond the control of ABPS (other than force majeure), or in the event of termination of this Agreement or an SOW, except for termination in the event of a material breach by ABPS pursuant to Section 3.2(a), or except for ABPS inability to perform due to force majeure or regulatory issues beyond the reasonable control of Client (such as a warning letter or OAI due to factors beyond the reasonable control of Client), Client shall [*] for such Batches covered by the cancelled purchase order(s).

5.1 (d) Manufacturing deviations and investigations which occur during Production of Client Product and which do not cause the Production to be non-compliant with cGMP, (which may include non-compliance under a 483 warning letter or OAI), shall not be deemed to cause Client Product to be non-conforming. ABPS shall not be liable for any non-conformity arising from Client’s instructions or defective, contaminated or non-conforming Client-Supplied Components, except for ABPS’ negligence or willful misconduct as set forth under 2.9(a).

5.2 Exclusive Remedy for Non-Conforming Product: (a) In the event ABPS agrees, or the independent laboratory determines, that the Batch of Client Product is non-conforming solely as a result of the negligence of ABPS including its failure to adhere to the terms of this Agreement (or cGMP) and Client timely rejects the Batch, then ABPS, as Client’s exclusive remedy, shall at its expense, and subject to Client, at [*] expense (subject to [*] Section 5.3 of the Agreement) supplying the replacement Bulk Compound and any other Client-Supplied Components, either (i) refund any amounts previously paid for such Batch and cancel any remaining invoice for such Batch or (ii) replace such non-conforming Client Product within [*] days from receipt of replacement Bulk Compound from Client. In such event, the Obligated Capacity shall be reduced by the Purchase Price of the Batch if the Batch is not replaced and, ABPS shall also reimburse Client for any independent laboratory fees paid by Client under Section 5.1(c). In the event such Client Product is determined by the independent laboratory to be conforming, or to be non-conforming due to the act or omission of Client, then Client shall reimburse ABPS for ABPS’s portion of such laboratory’s fees.

(b) For clarity and by way of example, if Client Product is non-conforming due to non-conforming Bulk Compound or other Components (except for ABPS’ negligence or willful misconduct as set forth under 2.9(a)) or other matters within the responsibilities of Client, then Client will not be entitled to the foregoing remedy.
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

(c) Failure to Supply. In the event of a failure to supply and release at least [*] Batches, or [*]% of the Batches (whichever is greater, excluding replacement Batches) under accepted purchasing orders covering any period of [*] as a result of the negligence of ABPS including its failure to adhere to the terms of this Agreement (or cGMP) the Parties will meet and agree on and implement a delivery improvement action plan within [*] business days. If after implementation of such action plan there is subsequently a failure to supply and release at least [*] Batches or [*]% of the Batches (whichever is greater, excluding replacement Batches) under accepted purchasing orders covering [*] as a result of the negligence of ABPS including its failure to adhere to the terms of this Agreement (or cGMP) then Client shall have the right to terminate this Agreement immediately by notice, including the right to cancel outstanding purchase orders without a cancellation fee under section 3.3, and in such case will be responsible only for paying for services properly performed and non-cancellable commitments of ABPS up to the date of termination.

6. CLIENT PRODUCT RECALLS. In the event Client is required to recall any Client Product by a Regulatory Authority or under applicable laws and regulations, or in the event that Client elects to institute a voluntary recall, withdrawal, field alert or similar action (collectively a “Recall”), Client shall be responsible for coordinating such Recall. Client promptly shall notify ABPS if any Client Product is the subject of a Recall and provide ABPS with a copy of all documents relating to such Recall. ABPS shall reasonably cooperate with Client in connection with any Recall. Client shall be responsible for all of the costs and expenses of such Recall, except where (a) the Recall is caused by a Limited Latent Defect and (b) Client gives notice thereof to ABPS on or before the relevant Client Product expiration date, but in no event later than [*] months from delivery of same to Client. In such case ABPS shall be responsible for reimbursing Client’s reasonable and documented out of pocket costs and expenses of such Recall, in addition to refunding any amounts previously paid for Batches that meet the criteria in (a) and (b) above.

D.Without affecting the other provisions of Section 3 of the Agreement (as amended), the following sections are added to the Agreement:
3.2 (d) Termination for Change of Control of ABPS: Client may terminate this Agreement, the SOW and/or any or all purchase orders upon written notice to ABPS, with [*] written notice, in the event of the direct or indirect change in ownership or control or corporate reorganization, which results in a new party or group which is a competitor of Client assuming control of ABPS. For clarity, both parties must fulfill their obligations that accrue during the notice period, including any Dedicated Capacity, Obligated Capacity and related take or pay obligations set forth in the SOW

3.2 (e) Effect of Termination for Convenience and Change of Control: Should Client elect to terminate for Convenience or Change of Control as provided in Section 3.2(c) or 3.2(d) above, Client shall be responsible nevertheless for any amounts due under sections 2.9(a) and 3.3.

E.Section 3.4 is deleted in its entirety.
F.Except as amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.
G.This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Amendment Effective Date.

CLIENT	ABPS
By: /s/ Mark Foley	By: /s/ Kristin DeFife
Name: Mark Foley	Name: Kristin DeFife
Title: President and Chief Executive Office	Title: Sr. VP of Operations and Site Head
Date: 12/18/2020	Date: 12/18/2020
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.